Exhibit 24

POWER OF ATTORNEY


	I, Michael Grobstein, do hereby constitute and appoint each of William C. P'Pool, Eryk J. Spytek and Erin R. McQuade, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms ID, 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer a Director of Mead Johnson Nutrition Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 2701 Patriot Boulevard, Fourth Floor, Glenview, Illinois
60026-8039.



	IN WITNESS WHEREOF, I have executed this Power of Attorney on this 5th day of
February, 2014.



	/s/ Michael Grobstein
	Michael Grobstein